FOR IMMEDIATE RELEASE

Contact:	Norm Osborn, President and CEO
CB Financial Corporation
Wilson, North Carolina
(252) 243-5588

CB FINANCIAL CORPORATION COMPLETES $5 MILLION OFFERING
OF TRUST PREFERRED SECURITIES
AND
DECLARES STOCK SPLIT IN FORM OF A 5% STOCK DIVIDEND

WILSON, NORTH CAROLINA (July 13, 2005) — CB Financial Corporation, the North Carolina parent corporation of Cornerstone Bank, Wilson, NC, today announced that it has issued $5 million in floating rate trust-preferred securities on July12, 2005 through its newly formed Connecticut statutory trust, CB Financial Capital Trust I. The trust preferred securities mature on July 12, 2035 and are callable by the Company, in whole or in part, at par after five years. The trust preferred securities have a floating interest rate equal to three-month LIBOR plus 185 basis points, adjusting quarterly. The trust preferred securities were placed in private transaction exempt from registration under the Securities Act of 1933, as amended.

Norman B. Osborn, President and Chief Executive Officer of CB Financial Corporation and its wholly-owned bank subsidiary, Cornerstone Bank, stated, “We issued trust preferred securities to take advantage of a great opportunity to raise capital efficiently on attractive terms and not dilute our shareholder’s ownership. The proceeds will be used to support growth and for other general corporate purposes.”

In addition, the Company announced today that its Board of Directors has approved a 21-for-20 stock split to be effected in the form of a 5% stock dividend, payable on or about August 26, 2005 to shareholders of record on June 28, 2005.

As to the stock dividend, Norm Osborn, President and CEO, added “We are pleased to be able to provide this stock dividend to our shareholders and we look forward to continued strong performance and growth as we expand within our market area and continue to offer a wide range of quality services.”

CB Financial Corporation is the North Carolina-based parent holding company of Cornerstone Bank, Wilson, North Carolina. The Bank emphasizes being a full service community bank offering traditional banking products and services through its operation of a full service branches located in Wilson, North Carolina. For additional information contact CB Financial Corporation and Cornerstone Bank at 252-243-5588 or visit www.thecornerstonebank.com.

This release contains certain forward-looking statements with respect to the financial condition, results of operations and business of the Bank. These forward-looking statements involve risks and uncertainties and are based on the beliefs and assumptions of management of the Bank and on the information available to management at the time that these disclosures were prepared. These statements can be identified by the use of words like “expect,”“anticipate,”“estimate” and “believe,” variations of these words and other similar expressions. Readers should not place undue reliance on forward-looking statements as a number of important factors could cause actual results to differ materially from those in the forward-looking statements. The Bank undertakes no obligation to update any forward-looking statements.

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